EXHIBIT 99.1
FOR IMMEDIATE RELEASE
December 15, 2010

Construction and Industry Project Management Veteran to Join USEC Board

BETHESDA, Md. – USEC Inc.’s board of directors (NYSE: USU) recently elected energy industry veteran M. Richard Smith to the board, effective January 1, 2011. Smith brings to USEC nearly 40 years of power industry engineering, construction, project management and M&A experience.

“Rick Smith is a true leader in the energy industry in every sense of the word,” said Chairman James R. Mellor.  “Rick has a successful history of overseeing the construction and operation of large energy projects and possesses a global view of the industry.  We are honored to have someone of his stature join us, and we will look to him for strategic guidance and advice as the company moves forward in deploying the American Centrifuge Plant.”

“I am excited to join a company on the cutting edge of an important and growing market,” said Smith.  “USEC is well positioned to benefit from the worldwide growth of nuclear power, and I look forward to helping the company succeed, grow and create shareholder value.”

Smith, 63, retired as president of Bechtel Fossil Power in 2007. During his tenure, he managed Bechtel's global fossil power engineering and construction business and more than $5 billion in new construction work.  Before that, he was CEO of Intergen, a Bechtel-Shell joint venture that operated and eventually sold 17 power plants in Europe, Asia and the Americas through four transactions valued in excess of $2 billion.

Smith served in various senior management roles during his 30 years with Bechtel. Over the course of his career, he managed multiple power and energy projects and transactions totaling more than $10 billion.

USEC Inc., a global energy company, is a leading supplier of enriched uranium fuel for commercial nuclear power plants.

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Contacts:

Paul Jacobson (Media) – (301)564-3399

Steve Wingfield (Investor) – (301)564-3354